Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-144476
September 20, 2007
Final Term Sheet
For
Financing
of
Transmeta Corporation
     By reading the information contained within this document, the recipient agrees with Transmeta Corporation and A.G. Edwards & Sons, Inc., to maintain in confidence such information, together with any other non-public information regarding Transmeta Corporation obtained from Transmeta Corporation, A.G. Edwards & Sons, Inc., or their agents during the course of the proposed financing and to comply with the recipient’s obligations under applicable U.S. and state securities laws.
A.G. Edwards & Sons, Inc.
     Transmeta Corporation (the “Company”) has filed a registration statement (Registration No. 333-144476, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus associated with that registration statement, a copy of which has previously been provided to you, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or A.G. Edwards & Sons, Inc. will arrange to send you the base prospectus and any other offering documents if you request them by calling toll-free (314) 239-4567 or sending an email to craig.horstmann@agedwards.com.

CONFIDENTIAL SUMMARY OF TERMS AND CONDITIONS
     This Confidential Summary of Terms and Conditions is not intended to be contractually binding, other than the cover sheet and the section entitled “Confidential Information,” and is subject in all respects (other than with respect to such section) to the execution of the Subscription Agreement.

Issuer:	Transmeta Corporation, a Delaware corporation (the “Company”). Securities Offered: Up to an aggregate of 2,000,000 shares (the “”Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants to purchase 1,000,000 shares of Common Stock (the “Warrants” and, together with the Shares, the “Securities”), to be sold in units consisting of one Share and one Warrant to purchase 0.5 shares of Common Stock for a purchase price of $6.40 per unit (the “Offering”). The Shares and Warrants will be immediately separable and will be issued separately. There will be no minimum offering amount.

Warrants:	The Warrants may be exercised at any time after the six month anniversary of the closing of the Offering until the fifth anniversary of such closing, at an exercise price of $9.00 per share. The Warrants will be in substantially the form attached hereto. Use of Proceeds to Company: The Company intends to use the net proceeds from the Offering to meet its working capital requirements and to fund its operations, which are generating significant losses.

Subscription:	The Company and each investor participating in the Offering (each an “Investor” and collectively the “Investors”) shall execute a Subscription Agreement in substantially the form attached hereto.

Risk Factors:	The Securities offered involve a high degree of risk. See the disclosure relating to the risks affecting the Company set forth in the base prospectus associated with the registration statement relating to the Offering, and the documents filed by the Company with the SEC under the Securities Exchange Act of 1934.

NASDAQ Global Market Symbol:	TMTA

Confidential Information:	The recipient of this Confidential Summary of Terms and Conditions and the materials attached hereto agrees with the Company and A.G. Edwards & Sons, Inc., to maintain in confidence this disclosed information, together with any other non-public information regarding the Company obtained from the Company, A.G. Edwards & Sons, Inc., or their agents during the course of the proposed Offering, and to comply with the recipient’s obligations under U.S. and state securities laws. Placement Agent: The Company has engaged A.G. Edwards & Sons, Inc., to act as placement agent in connection with the Offering. The placement agent will receive a fee equal to 6.0% of the gross proceeds from the sale of the securities in the Offering and reimbursement of its reasonable out-of-pocket expenses.

Attachments:	Form of Subscription Agreement
Form of Warrant

2

Attachment – Form of Subscription Agreement
SUBSCRIPTION AGREEMENT
Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, CA 95054
The undersigned (the “Investor”) hereby confirms its agreement with you as follows:
1. This Subscription Agreement (this “Agreement”) is made as of the date set forth below between Transmeta Corporation, a Delaware corporation (the “Company”), and the Investor.
2. The Company has authorized the sale and issuance to certain investors of up to an aggregate of 2,000,000 units (the “Units”), each consisting of (i) one share (each, a “Share” and collectively, the “Shares”) of its common stock, par value $0.00001 per share (the “Common Stock”), and (ii) one warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase 0.5 (the “Warrant Ratio”) shares of Common Stock, subject to adjustment by the Company’s Board of Directors, or a committee thereof, for a purchase price of $6.40 per Unit (the “Purchase Price”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as “Warrant Shares” and, together with the Units, the Shares and the Warrants, are collectively referred to herein as the “Securities.”
3. The offering and sale of the Securities (the “Offering”) are being made pursuant to (a) the Company’s effective registration statement on Form S-3 (Registration No. 333-144476) (including the prospectus contained therein (the “Base Prospectus”)) filed with the Securities and Exchange Commission (the “Commission”) (which, together with all amendments or supplements thereto, is referred to herein as the “Registration Statement”), (b) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933) that have been or will be filed with the Commission and delivered to the Investor on or prior to the date hereof, and (c) a Prospectus Supplement containing certain supplemental information regarding the Securities and terms of the Offering that will be filed with the Commission (the “Prospectus Supplement”) and delivered to the Investor (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission) along with the Company’s counterpart to this Agreement.
4. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Units set forth below for the aggregate purchase price set forth below. The Units shall be purchased pursuant to the Terms and Conditions for Purchase of Units attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by the placement agent (the “Placement Agent”) named in the Prospectus Supplement and that there is no minimum offering amount. The Investor acknowledges that the Company intends to enter into subscription agreements in substantially the same form as this Agreement with certain other investors and intends to offer and sell such other investors Units in the Offering pursuant to the Registration Statement.
5. The manner of settlement of the Shares included in the Units purchased by the Investor shall be determined by such Investor as follows:
Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and released by Mellon Investor Services L.L.C., the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS

AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:
(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	IN ACCORDANCE WITH SECTION 3.3(a) OF THE TERMS AND CONDITIONS ATTACHED HERETO AS ANNEX I, REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE UNITS BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:
Wells Fargo Bank
Bank ID: 121000248
Account number: 4172564379
IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE UNITS OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE UNITS MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.
6. The executed Warrant representing the Warrants included in the Units purchased by the Investor shall be delivered in accordance with the Terms and Conditions for Purchase of Units attached hereto as Annex I.
7. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or any persons known to it to be affiliates of the Company, (b) it is not a, and has no direct or indirect affiliation or association with any, NASD member or an Associated Person (as such term is defined under Section 1011 of the NASD Membership and Registration Rules) as of the date hereof, and (c) neither the Investor nor any group of investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Units, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)
8. The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the final Base Prospectus, dated July 20, 2007, the documents incorporated by reference therein, and any free writing prospectus (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Agreement, and that the Investor understands that it will receive the Prospectus Supplement (or otherwise have made available to it by the filing by the Company of an electronic version thereof with the Commission) together with the Company’s counterpart of this Agreement.
9. No offer by the Investor to buy Units will be accepted and no part of the Purchase Price will be delivered to the Company until the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or the Placement Agent on behalf of the Company) sending (orally, in writing, or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until this Agreement is accepted and countersigned by or on behalf of the Company.

Number of Units:

Purchase Price Per Unit: $

Aggregate Purchase Price: $

     Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: September 20, 2007

INVESTOR

By:

Print Name:

Title:

Address:

[Signature Page— Subscription Agreement]

Agreed and Accepted
this 20th day of September, 2007:

TRANSMETA CORPORATION

By:

Name:

Title:

[Signature Page— Subscription Agreement]

ANNEX I
TERMS AND CONDITIONS FOR PURCHASE OF UNITS
All capitalized terms not otherwise defined in this Annex I shall have the meanings ascribed thereto in the Subscription Agreement to which this Annex I is attached.
     1. Authorization and Sale of the Units. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Units, which consist of the Shares and the Warrants.
     2. Agreement to Sell and Purchase the Units; Placement Agent.
          2.1 At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Units set forth on the last page of this Agreement to which these Terms and Conditions for Purchase of Units are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.
          2.2 The Company proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of some or all of the remaining Units to them as part of the Offering. The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”
          2.3 The Investor acknowledges that the Company intends to pay A.G. Edwards & Sons, Inc. (the “Placement Agent”) a fee (the “Placement Fee”) in respect of the sale of Units to the Investor.
          2.4 The Company has entered into a Placement Agency Agreement (the “Placement Agreement”) with the Placement Agent that contains certain representations, warranties, covenants and agreements of the Company in Sections 3 and 4 thereof that may be relied upon by the Investor. The Investors shall be express intended third party beneficiaries of such representations, warranties, covenants and agreements contained in Section 3 of the Placement Agreement. A copy of the Placement Agreement is available to the Investor upon request.
3. Closings and Delivery of the Units and Funds.
          3.1 Closing. Subject to the satisfaction of the conditions set forth in Section 3.2 below, the completion of the purchase and sale of the Units (the “Closing”) will occur at a place and time (the “Closing Date”), which is expected to occur on or about September 26, 2007 but shall not be later than 5:00 p.m., New York time, on October 3, 2007, to be specified by the Company and the Placement Agent, and of which the Investor will be notified in advance by the Placement Agent. At the Closing and in accordance with paragraph 5 of the Subscription Agreement: (a) the Company will cause the Transfer Agent to deliver to the Investor the number of Shares included in the Units set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor, (b) the Company shall cause to be delivered to the Investor a Warrant to purchase a number of whole Warrant Shares determined by multiplying the number of Shares included in the Units set forth on the signature page by the Warrant Ratio and rounding down to the nearest whole number, and (c) the aggregate purchase price for the Units being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.
          3.2 (a) Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Units to the Investor will be subject to (i) the receipt by the Company of the aggregate purchase price for the Units being purchased hereunder as set forth on the Signature Page and (ii) the accuracy of the representations and warranties made by the Investor in this Agreement and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.
          (b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Units will be subject to the condition that the Placement Agent shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to the closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the remaining Units that they have agreed to purchase from the Company.
          3.3 Delivery of Funds by Electronic Book-Entry at The Depository Trust Company.
               No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the Units being purchased by the Investor to the following account designated by the Company and the Placement Agent:
Wells Fargo Bank
Bank ID: 121000248
Account number: 4172564379
          3.4 Delivery of Shares by Electronic Book-Entry at The Depository Trust Company.
               No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares included in the Units being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing Mellon Investor Services L.L.C., the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agent. Simultaneously with the delivery to the Company by the Investor of the funds Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.
     4. Representations, Warranties and Covenants of the Investor.
          4.1 The Investor represents and warrants to, and covenants with, the Company that: (a) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Units, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Units; (b) the Investor has answered all questions on the Signature Page and the Investor Questionnaire for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date; and (c) the Investor, in connection with its decision to purchase the number of Units set forth on the Signature Page, is relying only upon the Disclosure Package, the Prospectus Supplement, and the representations and warranties of the Company contained herein and in Section 3 of the Placement Agreement.

          4.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Units, or possession or distribution of offering materials in connection with the issue of the Units in any jurisdiction outside the United States where action for that purpose is required. The Investor, if outside the United States, will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Units or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agent is not authorized to make and has not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Units, except as set forth or incorporated by reference in the Disclosure Package or the Prospectus Supplement.
          4.3 The Investor further represents and warrants to, and covenants with, the Company that: (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.4 The Investor understands that nothing in this Agreement, the Disclosure Package, the Prospectus Supplement or any other materials presented to the Investor in connection with the purchase and sale of the Units constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Units.
          4.5 The Investor represents and warrants that, since the date on which the Placement Agent first contacted such Investor about the Offering, the Investor has not engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving the Company’s securities). The Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. The Investor agrees that it will not use any of the Units acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934 (the “Exchange Act”), whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
     5. Survival of Representations, Warranties and Agreements; Third Party Beneficiary. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Units being purchased and the payment therefor. The Placement Agent shall be a third party beneficiary with respect to the representations, warranties and agreements of the Investor in Section 4 hereof.
     6. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:
(a)	if to the Company, to:
Transmeta Corporation
2540 Mission College Boulevard
Santa Clara, CA 95054
Attention: John O’Hara Horsley
Phone: (408) 919-3000
Telecopy: (408) 919-6407
with copies to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Mark A. Leahy
Phone: (650) 988-8500
Telecopy: (650) 938-5200
               (b) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.
     7. Changes. This Agreement shall not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.
     8. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.
     9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.
     10. Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement, the Placement Agreement or the transactions contemplated hereby or thereby shall only be instituted, heard and adjudicated (excluding appeals) only in a state or federal court located in New York, and each party hereto knowingly, voluntarily and intentionally waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive personal jurisdiction of any such court in any such action, suit or proceeding. Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.
     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission).

     12. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Units to such Investor.
     13. Termination. In the event that the Placement Agreement is terminated by the Placement Agent pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.
     14. Entire Agreement. This Agreement, and the applicable provisions of this Placement Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between such parties with respect to such subject matter.
     15. No Assignment. This Agreement shall not be assigned by any party hereto, without the express prior written consent of the Company, the Investor and the Placement Agent.

Exhibit A
INVESTOR QUESTIONNAIRE
     Pursuant to Section 3 of Annex I to this Agreement, please provide us with the following information:

1.	The exact name that your Shares and Warrants are to be registered in. You may use a nominee name if appropriate:

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:

3.	The mailing address of the registered holder listed in response to item 1 above:

4.	The Social Security Number or Tax Identification Number of the registered holder listed in response to item 1 above:

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained)

6.	DTC Participant Number

7.	Name of Account at DTC Participant being credited with the Shares

8.	Account Number at DTC Participant being credited with the Shares

Attachment — Form of Warrant
FORM OF COMMON STOCK PURCHASE WARRANT
To Purchase [                    ] Shares of Common Stock of
TRANSMETA CORPORATION
     THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [                    ] (the “Warrant Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date occurring six months after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 P.M. New York City time on September 26, 2012 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Transmeta Corporation, a Delaware corporation (the “Company”), up to [                    ] shares (the “Warrant Shares”) of common stock, par value $0.00001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $9.00, subject to adjustment hereunder.
1. Definitions.
     “Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. Any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Warrant Holder will be deemed to be an Affiliate of the Warrant Holder.
     “Business Day” means a day other than a Saturday or Sunday on which banks are open for business in New York City.
     “Buy-In” has the meaning given to it in Section 2(a).
     “Closing Price” means on any particular date (a) if the Common Stock is then listed or quoted on a Trading Market, the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 P.M. (New York City time)), or, if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 P.M. (New York City time) for the closing bid price for regular session trading on such day), or (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the last reported closing bid price per share of Common Stock on such date (or the nearest preceding date) on the OTC Bulletin Board, or (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the Pink Sheets published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Warrant Holder and reasonably acceptable to the Company.
     “Common Stock” has the meaning given to it in the Preamble.
     “Company” has the meaning given to it in the Preamble.
     “Current Market Price” means, as of any date, the average of the daily Closing Prices of the Common Stock for the five consecutive Business Days commencing before such date.
     “Distributed Property” has the meaning given to it in Section 8(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exercise Period” means the period commencing on the Initial Exercise Date and ending on the Termination Date, unless sooner terminated as provided herein.
     “Exercise Price” has the meaning given to it in the Preamble.
     “Fundamental Transaction” has the meaning given to it in Section 9.
     “Initial Exercise Date” has the meaning given to it in the Preamble.
     “Notice of Exercise” has the meaning given to it in Section 2(a).
     “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     “Registration Statement” means the registration statement on Form S-3 (File No. 333-144476) covering the initial issuance of this Warrant and the issuance of the Warrant Shares upon exercise of this Warrant.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Subscription Agreement” means that certain Subscription Agreement between the Company and the Warrant Holder, dated as of September 20, 2007.
     “Termination Date” has the meaning given to it in the Preamble.
     “Trading Day” means (A) a day on which the Common Stock is traded on a Trading Market (as defined below), or (B) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on the over the counter market, as reported by the OTC Bulletin Board, or (C) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which prices for the Common Stock are reported in the Pink Sheets published by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed, quoted or reported as set forth in (A), (B) and (C) hereof, then Trading Day shall mean a Business Day.
     “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Global Select Market, the NASDAQ Global Market, The NASDAQ Capital Market, the American Stock Exchange or the New York Stock Exchange.

     “Volume Weighted Average Price” or “VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the volume weighted average of the prices per share of the Common Stock traded on such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 A.M. New York City time to 4:00 P.M. New York City time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average of the prices per share of the Common Stock traded on such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the Pink Sheets published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the last bid price per share of the Common Stock so reported on such date (or the most recent bid price if none is reported for such date); or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Warrant Holder and reasonably acceptable to the Company.
     “Warrant” has the meaning given to it in the Preamble.
     “Warrant Holder” has the meaning given to it in the Preamble.
     “Warrant Share Delivery Date” has the meaning given to it in Section 2(a).
     “Warrant Shares” has the meaning given to it in the Preamble.
2. Exercise.
     (a) This Warrant may be exercised in whole or in part at any time on or after the Initial Exercise Date and prior to the Termination Date upon delivery of the notice of exercise form attached hereto as Appendix A (the “Notice of Exercise”) and payment by cash, certified check or wire transfer (or, in certain circumstances, by cashless exercise as provided below) for the aggregate Exercise Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any Business Day at the Company’s principal executive offices (or such other office or agency of the Company as the Company may designate by notice to the Warrant Holder). The Warrant Shares so purchased shall be deemed to be issued to the Warrant Holder or the Warrant Holder’s designee, as the record owner of such shares, as of 5:00 P.M. New York City time on the date on which the aggregate Exercise Price shall have been paid and the completed Notice of Exercise shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Notice of Exercise, shall be transmitted by the Company’s transfer agent by crediting the account of the Warrant Holder’s prime broker with The Depository Trust Company through its Deposit / Withdrawal At Custodian (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Warrant Holder in the Notice of Exercise, within a reasonable time, not exceeding three (3) Trading Days after this Warrant shall have been so exercised, including payment of the aggregate exercise price and the delivery of a completed Notice of Exercise (the “Warrant Share Delivery Date”). The certificates so delivered shall be in such denominations as may be requested by the Warrant Holder and shall be registered in the name of the Warrant Holder or such other name as shall be designated by the Warrant Holder. In addition to any other rights available to the Warrant Holder, if the Company fails to deliver to the Warrant Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Warrant Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Warrant Holder of the Warrant Shares which the Warrant Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Warrant Holder the amount by which (x) the Warrant Holder’s total purchase price (including customer brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Warrant Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Warrant Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Warrant Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Warrant Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate Exercise Price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Warrant Holder $1,000. The Warrant Holder shall provide the Company written notice indicating the amounts payable to the Warrant Holder in respect to the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Warrant Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Warrant Holder shall not be required to physically surrender this Warrant to the Company until the Warrant Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Warrant Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one Business Day of receipt of such notice. In the event of any dispute or discrepancy, the records of the Warrant Holder shall be controlling and determinative in the absence of manifest error. The Warrant Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
     (b) If this Warrant shall have been exercised in part, the Company shall, at its own expense and at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Warrant Holder a new Warrant evidencing the rights of the Warrant Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

     (c) In the event that the Registration Statement is not effective at any time that this Warrant is exercised and this Warrant is exercised for cash, certified check or wire transfer, (i) the Warrant Shares issued upon such exercise shall be “restricted securities,” (ii) the stock certificate evidencing the Warrant Shares shall bear a restrictive legend referring to the Securities Act, and (iii) as a condition precedent to issuance of the Warrant Shares upon such exercise, the Warrant Holder shall be required to execute an investment representation statement in the form provided by the Company as evidence of the Warrant Holder’s qualifications to purchase Common Stock in a “private placement” that is exempt from registration pursuant to Section 4(2) of the Securities Act.
     (d) Notwithstanding anything to the contrary herein, the Warrant Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise, the Warrant Holder (together with the Warrant Holder’s affiliates), as set forth on the applicable Notice of Exercise, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Warrant Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Warrant Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other shares of Common Stock or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Warrant Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, it being acknowledged by the Warrant Holder that the Company is not representing to the Warrant Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Warrant Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrant Holder) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Warrant Holder, and the submission of a Notice of Exercise shall be deemed to be the Warrant Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Warrant Holder) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2(d), in determining the number of outstanding shares of Common Stock, the Warrant Holder may rely on the number of outstanding shares of Common Stock as reflected in the latest of (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Warrant Holder, the Company shall within two Trading Days confirm orally and in writing to the Warrant Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Warrant Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 2(d) may be waived by the Warrant Holder, at the election of the Warrant Holder, upon not less than 61 days’ prior notice to the Company, and the provisions of this Section 2(d) shall continue to apply until such 61st day (or such later date, as determined by the Warrant Holder, as may be specified in such notice of waiver).
     (e) If during the Exercise Period, the Registration Statement is not then effective, then this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Warrant Holder shall surrender and cancel Warrant Shares issuable under this Warrant as consideration for receiving a certificate evidencing a number of Warrant Shares determined according to the following formula:
X = Y (A-B) / A
     where:
(X) =	the number of Warrant Shares issuable to Warrant Holder upon the cashless exercise;

(Y) =	the number of Warrant Shares to be surrendered and cancelled under this Warrant;

(A) =	the VWAP on the Trading Day immediately preceding the date of exercise;

(B) =	the Exercise Price, as adjusted pursuant to Section 8.
3.	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Warrant Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

4.	Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Warrant Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Warrant Holder or in such name or names as may be directed by the Warrant Holder; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Warrant Holder. The Warrant Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

5.	Closing of Books. The Company will not close its stockholder books or records in any manner that prevents the timely exercise of this Warrant pursuant to the terms hereof.

     6. Transfer, Division and Combination.
     (a) Subject to compliance with any applicable securities laws and the conditions set forth herein, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Warrant Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
     (b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Warrant Holder or its agent or attorney. Subject to compliance with Section 6(a) as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.
     (c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 6.
     (d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.
     7. No Rights as Stockholder Until Exercise. This Warrant does not entitle the Warrant Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant, payment of the aggregate Exercise Price (or by means of a cashless exercise), and delivery of the completed Notice of Exercise, the Warrant Shares so purchased shall be and be deemed to be issued to such Warrant Holder as the record owner of such shares as of 5:00 P.M. New York City time on the later of the date of such surrender or payment.
8. Adjustments of Exercise Price and Number of Warrant Shares.
     (a) Stock Dividends and Splits. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon any of the following. In the event the Company (i) pays a dividend in shares of Common Stock or makes a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such case (x) the Exercise Price thereafter shall be equal to the product of the Exercise Price in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event and (y) the number of Warrant Shares thereafter issuable upon exercise of this Warrant shall be equal to the product of the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event and the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event. Any such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, or combination.
     (b) Offerings of Other Securities or Assets to Common Stock Holders. If the Company, at any time prior to the Termination Date, shall distribute to all holders of Common Stock for no consideration evidence of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (in each case, “Distributed Property”), then upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Warrant Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that the Warrant Holder would have been entitled to receive in respect of such number of Warrant Shares had the Warrant Holder been the record holder of such Warrant Shares immediately prior to such record date.
9. Reorganization, Certain Distributions, Reclassification, Merger, Consolidation or Disposition of Assets. In the event the Company reorganizes its capital, reclassifies its capital stock, pays a dividend in, or makes a distribution of, shares of its capital stock (other than Common Stock) to holders of its outstanding Common Stock, consolidates or merges with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sells, transfers or otherwise disposes of its property, assets or business to another corporation and, as a result thereof shares of common stock of the successor or acquiring corporation, or any cash, shares of capital stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights), are to be received by or distributed to the holders of Common Stock of the Company, then the Warrant Holder shall have the right thereafter to receive upon exercise of this Warrant, in lieu of each Warrant Share issuable upon exercise of this Warrant, the kind and amount of cash, shares, securities and property that such Warrant Holder would have owned or been entitled to receive upon the occurrence of such event in respect of a Warrant Share outstanding immediately prior to such event. Any such adjustment shall become effective immediately after the earlier of the record date for the determination of stockholders relating to such event or the effective date of such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the obligations hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 9. For purpose of this Section 9, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class that is not preferred as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. Notwithstanding anything to the contrary, in the event of a consolidation or merger with or into another corporation in which the holders of the Company’s voting power immediately prior to such consolidation or merger do not continue after such consolidation or merger to hold the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation)), or a sale, transfer or disposition of all or substantially all of the Company’s property, assets or business to another corporation (each, a “Fundamental Transaction”) that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, or The NASDAQ Capital Market, the Company or any successor entity shall pay at the Warrant Holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of the remaining unexercised portion of this Warrant as determined, using the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction, in accordance with the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction. The foregoing provisions of this Section 9 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.
10. Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant, in its sole discretion, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.
11. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Warrant Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.
12. Notice of Corporate Action. If at any time:
     (a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidence of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right; or
     (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation; or,

     (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;
     then, in any one or more of such cases, the Company shall give to the Warrant Holder (i) at least 10 Business Days prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up at least 10 Business Days prior written notice of the date when the same shall take place. Such notice shall also specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up.
13. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such commercially reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed.
14. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and, in the case of mutilation, upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate dated as of such cancellation, in lieu of such Warrant or stock certificate.
15. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.
16. Miscellaneous.
     (a) Interpretation, Governing Law, Dispute Resolution. All issues regarding interpretation of this Warrant, governing law and dispute resolution shall be governed by the terms of the Subscription Agreement.

     (b) Restrictions. The Warrant Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.
     (c) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder by the Warrant Holder shall operate as a waiver of such right or otherwise prejudice the Warrant Holder’s rights, powers or remedies. If the Company willfully and knowingly fails to comply with any provision of this Warrant and such failure results in any material damages to the Warrant Holder, the Company shall pay to the Warrant Holder such amounts as shall be sufficient to cover any costs and expenses incurred by the Warrant Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder, including, but not limited to, reasonable attorneys’ fees.
     (d) Notices. Any notice, request or other document required or permitted to be given or delivered to the Warrant Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.
     (e) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Warrant Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Warrant Holder, shall give rise to any liability of Warrant Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
     (f) Remedies. Warrant Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby waive the defense in any action for specific performance that a remedy at law would be adequate.
     (g) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Warrant Holder.
     (h) Amendment and Waiver. This Warrant may be modified or amended only with the written consent of the Company and the Warrant Holder.
     (i) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provision of this Warrant.
     (j) Headings. The headings in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
*********************

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of September ___, 2007.

TRANSMETA CORPORATION, a Delaware corporation

By:
Name:
Title:

I. APPENDIX A
II. NOTICE OF EXERCISE
TO: TRANSMETA CORPORATION
(1) The undersigned hereby elects to purchase [                    ]Warrant Shares of Transmeta Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2) Payment for the Warrant Shares shall take the form of (check only one of the following boxes):
☐ in lawful money of the United States in the amount of $                                        ; or
☐ the surrender and cancellation of such number of Warrant Shares issuable under the Warrant as is necessary to purchase the number of Warrant Shares specified in paragraph (1) above pursuant to the cashless exercise procedure set forth in Section 2(d) of the Warrant.
(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(4) The Warrant Shares shall be delivered to the following:

(5) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 2(d) of this Warrant to which this notice relates.
*********************

     IN WITNESS WHEREOF, the undersigned has caused this Notice of Exercise to be duly executed as of ___, 20___.

By:
Name:

Title:

III. APPENDIX B
IV. ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant.)
FOR VALUE RECEIVED, the right and obligations represented by the foregoing Warrant to purchase                      shares of Common Stock to which the within Warrant relates are hereby assigned to whose address is

The undersigned hereby appoints                                          attorney to transfer said right on the books of the Company with full power of substitution in the premises.

By:
Name:

Address:

Signature Guaranteed:
NOTE: This signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.